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                                                                      EXHIBIT 11


                               IMNET SYSTEMS, INC.
                        COMPUTATION OF PER SHARE EARNINGS


The following computations set forth the calculations of primary and fully diluted earnings per share for the three-month periods ended September 30, 1997 and 1996.


                                                                       THREE MONTHS ENDED SEPTEMBER 30,
                                                                    1997                              1996
                                                         --------------------------         -------------------------
                                                                           FULLY                             FULLY
                                                           PRIMARY        DILUTED             PRIMARY       DILUTED
                                                           EARNINGS       EARNINGS            EARNINGS      EARNINGS
                                                          PER SHARE      PER SHARE           PER SHARE     PER SHARE
                                                         -----------    -----------         -----------   -----------
Net income (loss) ....................................   $(3,147,553)   $(3,147,553)        $   646,235   $   646,235
                                                         ===========    ===========         ===========   ===========
Weighted average outstanding common
  shares .............................................     9,756,653      9,756,653           9,591,748     9,591,748
Increase due to assumed issuance of shares
  related to outstanding stock options using
  the treasury stock method ........................              --             --             406,966       406,966
                                                         -----------    -----------         -----------   -----------
Adjusted weighted average outstanding
  common shares and common share
  equivalents ......................................       9,756,653      9,756,653           9,998,714     9,998,714
                                                         ===========    ===========         ===========   ===========
Net income (loss) per common share and
common share equivalent ..............................   $     (0.32)   $     (0.32)        $      0.07   $      0.07
                                                         ===========    ===========         ===========   ===========


Note: Net income (loss) per common share and common share equivalent has been computed based upon the weighted average outstanding common shares and common share equivalents during each period. Common share equivalents recognize the dilutive effects of outstanding options to acquire Common Stock.









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